Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors biosys, inc.


We consent to incorporation by reference in the registration statement on Form S-3 of biosys, inc. of our report dated February 6, 1995, relating to the consolidated balance sheets of AgriDyne Technologies, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of AgriDyne Technologies, Inc.


                                                     KPMG Peat Marwick LLP

Salt Lake City, Utah
June 6, 1996